Exhibit 10.2

THIS AGREEMENT is made February 20, 2011

BETWEEN:

1.	Zoran Corporation, a company incorporated under the laws of Delaware with I.R.S. Employer Identification number
94-2794449 and whose registered office is at 1390 Kifer Road, Sunnyvale, California 94086, United States of America (the “Company”); and

2.	[NAME OF CROMARTY DIRECTOR] (the “Shareholder”), a director of CSR plc, a company incorporated under the laws of England and Wales with registered number 04187346 and whose registered office is at Churchill House, Cambridge Business Park, Cowley Road, Cambridge CB4 0WZ, United Kingdom (the “Parent”).

WHEREAS:

(A)	The Parent, Zeiss Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger of even date herewith (as it may be amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving corporation of the Merger and pursuant to which all outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement (the “Merger Consideration”).

(B)	The Merger Agreement and the completion of the Merger are conditional upon the Company and the Parent obtaining the necessary approval from their respective shareholders in accordance with the laws of Delaware and England and Wales.

(C)	The Shareholder is the beneficial owner of (or is otherwise able to control the exercise of all rights attaching to) the number of ordinary shares in the capital of the Parent as set out on the signature page of this Agreement.

(D)	The Shareholder has agreed to enter into this Agreement in consideration for the Company entering into the Merger Agreement.

WHEREBY IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	In this Agreement:

“Business Day”	shall mean a day (other than a Saturday or a Sunday) on which banks are open for business (other than solely for trading and settlement in euro) in London;

“Encumbrances”	shall mean all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature;

“Expiration Date”	shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VII thereof, (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement and (iii) such date and time as (x) the Company Board Recommendation or the Parent Board Recommendation shall have been validly withdrawn, modified, qualified or amended, in each case in accordance with the provisions of Section 5.4 of the Merger Agreement or (y) the Parent or the Company, as the case may be, shall have recommended a Takeover Proposal with respect to such party, in each case in accordance with the provisions of Section 5.4 of the Merger Agreement;

the “Resolution”	shall mean any resolution (whether or not amended and whether put on a show of hands or a poll or by way of written resolution) which is proposed at any general meeting of the Parent (including any adjournment thereof) in relation to the adoption of the Merger Agreement, the Merger or any other actions contemplated by the Merger Agreement;

“Share Option”	shall mean any share option granted to the Shareholder by the Parent (i) as at the date of this Agreement or (ii) during the period from the date of this Agreement to the Expiration Date, including but not limited to the Founders Share Option Plan, the Global Share Option Plan, the Cromarty plc Share Option Plan and the Cromarty Share Award Plan;

“Shares”	shall mean (i) all equity securities of the Parent (including all ordinary shares in the capital of the Parent, all preference shares in the capital of the Parent and all Share Options and other rights to acquire shares of the ordinary shares in the capital of the Parent) owned by the Shareholder as at the date of this Agreement and (ii) all additional equity securities of the Parent (including all additional ordinary shares in the capital of the Parent, all additional preference shares in the capital of the Parent and all additional Share Options, warrants and other rights to acquire ordinary shares in the capital of the Parent) of which the Shareholder acquires ownership during the period from the date of this Agreement to the Expiration Date (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like); and

“Transfer”

shall mean:

(A)    the sale, transfer, charge, encumbrance, grant of any option over or otherwise disposal of all or any of the Shares or interest in the Shares, or

(B)    entering into any agreement or arrangement or permitting any agreement or arrangement to be entered into or incurring any obligation or permitting any obligation to arise in relation to all or any of the Shares or interest in the Shares.

1.2	All capitalised terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

1.3	In this Agreement, unless otherwise specified:

(A)	references to clauses, sub-clauses, paragraphs and sub-paragraphs are to clauses, sub-clauses, paragraphs and sub-paragraphs of this Agreement;

(B)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(C)	references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality); and

(D)	headings to clauses are for convenience only and do not affect the interpretation of this Agreement.

2.	Transfer of Shares

2.1	Subject to clause 2.2, the Shareholder shall not Transfer (or cause or permit the Transfer of) any of the Shares, or enter into any agreement relating thereto.

2.2	The Shareholder may:

(A)	sell any Shares owned by the Shareholder as at the date of this Agreement to pay the exercise price upon the exercise of a Share Option or to satisfy the Shareholder’s tax withholding obligation upon the exercise of a Share Option, in each case as permitted by any share option plan,

(B)	Transfer any Shares to affiliates, immediate family members, any trust established for the benefit of the Shareholder and/or for the benefit of one or more members of the Shareholder’s immediate family, charitable organisations or upon the death of the Shareholder, provided that the recipient of such Shares agrees to be bound by this Agreement, or

(C)	Transfer any Shares with the Company’s prior written consent.

2.3	The Shareholder shall not enter into any agreement or arrangement or permit any agreement or arrangement to be entered into or incur any obligation or permit any obligation to arise which would or might restrict or impede the Merger or otherwise preclude him from complying with his obligations under clause 3.

3.	Agreement to Vote Shares

3.1	The Shareholder shall exercise or, where applicable, procure the exercise of, all voting rights attaching to the Shares on any resolution (whether or not amended and whether put on a show of hands or a poll) which is proposed at any general meeting of the Parent (including any adjournment thereof) to vote:

(A)	in favour of the Resolution;

(B)	against any proposal made in opposition to or in competition with the Resolution, or which would result in a breach of, the Merger Agreement or the Merger or any other transactions contemplated by the Merger Agreement; and

(C)	against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of or involving the Parent or any of its Subsidiaries, (B) any sale, lease or transfer of all or substantially all of the assets of the Parent or any of its Subsidiaries, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Parent or any of its Subsidiaries, (D) any material change in the capitalization of the Parent or any of its Subsidiaries, or the corporate structure of the Parent or any of its Subsidiaries, (E) any Takeover Proposal with respect to the Parent, or (F) any other action that is intended, or would reasonably be expected to, materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any other transactions contemplated by the Merger Agreement.

3.2	The Shareholder shall retain at all times the right to vote its Shares in its sole discretion and without any other limitation on those matters other than those set forth in clause 3.1 that are at any time or from time to time presented for consideration to the Parent’s shareholders generally.

3.3	In the event that a meeting of the shareholders of the Parent is held, the Shareholder shall, or shall cause the holder of record of the Shares on any applicable record date to,

appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum.

4.	Directors and Officers

4.1	The parties hereto acknowledge and agree that the Shareholder’s obligations hereunder are solely in his capacity as a shareholder of the Parent, and that none of the provisions herein set forth shall be deemed to restrict or limit any fiduciary or other duty the Shareholder may have as a member of the board of directors of the Parent, as an executive officer of the Parent, or as a trustee of any trust, or as a director or officer of any other entity, including with respect to Section 5.4 of the Merger Agreement.

4.2	The Company acknowledges and agrees that no provision of this Agreement shall limit or otherwise restrict the Shareholder with respect to any act or omission that he may undertake or authorise in his capacity as a director or officer of any other entity including without limitation any vote that the Shareholder may make as a director or officer of the Parent with respect to any matter presented to the board of directors of the Parent or any vote that the Shareholder may make as a trustee of any trust or as a director or officer of any entity other than the Parent, including with respect to Section 5.4 of the Merger Agreement.

5.	Representations and Warranties of the Shareholder

The Shareholder hereby represents and warrants to the Company as follows:

5.1	Power and Binding Agreement

The Shareholder has full power and authority and the right (free from any legal or other restrictions), and will at all times continue to have all relevant power and authority and the right, to enter into and perform his obligations under this Agreement in accordance with its terms. This Agreement has been duly executed and delivered by the Shareholder and, assuming this Agreement constitutes a valid and binding obligation of the Company and the Merger Subs, constitutes a valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium and other similar laws affecting or relating to creditors’ rights generally and is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

5.2	No Conflicts

None of the execution and delivery by the Shareholder of this Agreement, the performance by the Shareholder of its obligations hereunder or the consummation by the Shareholder of the transactions contemplated hereby will (i) result in a violation or breach of any agreement to which the Shareholder is a party or by which the Shareholder may be bound, including any voting agreement or voting trust, except for violations, breaches or defaults that would not in any material respect impair or adversely effect the ability of the Shareholder to perform its obligations under this

Agreement, or (ii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to the Shareholder.

5.3	Ownership of Shares

The Shareholder is the sole beneficial owner of (or is otherwise able to control the exercise of all rights attaching to, including voting rights and the ability to procure the transfer of) and the registered holder of the number of ordinary shares in the capital of the Parent set forth on the signature page of this Agreement, all of which are free from any Encumbrances. Except as set forth on the signature page to this Agreement, the Shareholder does not own, beneficially or otherwise, any shares or securities of the Parent other than those set forth on the signature page of this Agreement.

5.4	Voting Power

The Shareholder has or will have sole voting power with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to the terms of this Agreement and the general law.

5.5	Reliance by the Company

The Shareholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement.

6.	Certain Restrictions

The Shareholder shall not, directly or indirectly, take any voluntary action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect in any material respect.

7.	Disclosure

The Shareholder shall permit the Company to publish and disclose in all documents filed with the UK Listing Authority, the London Stock Exchange and the Panel on Takeovers and Mergers, and any press release or other disclosure document that the Company reasonably determines to be necessary or desirable in connection with the Merger and any transactions related to the Merger, the Shareholder’s identity and ownership of Shares and the nature of the Shareholder’s commitments, arrangements and understandings under this Agreement.

8.	No Ownership Interest

Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any securities of the Parent held by the Shareholder. All rights, ownership and economic benefits of and relating to such securities shall remain vested in and belong to the Shareholder and the Company shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any the policies or operations of the Parent or exercise any power or authority to direct any of the Shareholder in the voting of any securities except as specifically provided here.

9.	Further Assurance

The Shareholder shall at his own cost, from time to time upon the Company’s request, do or procure the doing of all acts and/or execute or procure the execution of all documents in a form satisfactory to the Company which the Company may reasonably consider necessary for giving full effect to this Agreement and securing to the Company the full benefit of the rights, powers and remedies conferred upon the Company in this Agreement.

10.	Termination

This Agreement, and all rights and obligations of the parties hereunder, shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this clause or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any intentional breach of this Agreement prior to such termination. This clause 10 and clauses 1, 4 and 11 (as applicable) shall survive any termination of this Agreement.

11.	Miscellaneous

11.1	Validity

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. In the event any governmental entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the original intent of the parties hereto with respect to such provision.

11.2	Assignment

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither party shall assign all or any part of the benefit of, or its rights or benefits under, this Agreement without the prior written consent of the other.

11.3	Amendments

This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

11.4	Specific Performance; Injunctive Relief.

The parties hereto acknowledge that the Company shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of the Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Company upon any such violation, the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Company at law or in equity.

11.5	Notices

Any notice, request, instruction or other communication pursuant to this Agreement shall be in writing and delivered by hand or international courier service, by facsimile (with written confirmation of transmission) or by electronic mail with a copy thereof delivered or sent as provided below:

If to the Company:

1390 Kifer Road

Sunnyvale, California 94086

United States of America

Attention: [—]

Telephone No.: [—]

Telecopy No.: [(        )             -                ]

with a copy to: Jones Day

[—]

Attention: [—]

Telephone No.: [—]

Telecopy No.: [—]

If to the Shareholder:

c/o CSR plc

Churchill House

Cambridge Business Park

Cowley Road

Cambridge CB4 0WZ

United Kingdom

Attention: [—]

Telephone No.: [—]

Telecopy No.: [—]

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attention: David J. Segre

Telephone No.: (650) 493-9300

Telecopy No.: (650) 493-6811

and a copy to:

Slaughter and May

One Bunhill Row

London EC1Y 8YY

United Kingdom

Attention: William Underhill

Telephone No.: (44) 020 7090 3060

Each such communication given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(A)	if delivered personally, on delivery;

(B)	if sent by first class inland post, two clear Business Days after the date of posting;

(C)	if sent by airmail, six clear Business Days after the date of posting; and

(D)	if sent by facsimile or e-mail, when sent.

11.6	No Waiver

The failure of either party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

11.7	Third Party Rights

The parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

11.8	Governing Law

This Agreement shall be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

11.9	Jurisdiction

The parties irrevocably submit to and agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement and its subject matter or formation (including non-contractual disputes or claims).

11.10	Entire Agreement

This Agreement sets forth the entire agreement and understanding between the parties hereto in respect of the subject matter hereof, and supersede all prior negotiations, agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

11.11	Expenses

All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

11.12	Counterparts

This Agreement may be executed in any number of counterparts, and by parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument. This Agreement shall become effective when each party to this Agreement has received counterparts signed by the other party.

11.13	No Obligation to Exercise Options or Warrants

Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall obligate the Shareholder to exercise any Share Options, warrant or other right to acquire any ordinary shares in the capital of the Parent.

IN WITNESS of which this Agreement has been executed on the date which first appears above.

Signed by [the Shareholder]

Executed by Zoran Corporation

Shares beneficially owned by the Shareholder as of the date hereof:

Number of ordinary shares	Number of preferred/other shares	Registered owner	Beneficial owner